Exhibit 10.2

April 27, 2021

Private and Confidential

C.D. Baer Pettit

[ADDRESS]

Dear Baer,

Confirmation of the terms and conditions of your employment with MSCI Limited (the “Company”).

Further to recent communications, this letter is, subject to approval by the Board of Directors of MSCI Inc., intended to confirm the terms of your employment with the Company in the position of Managing Director, President and Chief Operating Officer. In this position, you are a member of the Firm’s Executive Committee and report directly to Henry Fernandez, Chairman and Chief Executive Officer.

This letter is intended to take effect as a deed and supersedes and extinguishes all previous agreements between you and the Company in relation to your terms and conditions of employment.

This letter should be read in conjunction with the Employee Handbook (Parts One and Two) and the MSCI Code of Conduct which, together with this letter, form the terms and conditions of your employment.

Notwithstanding the fact that you are employed by the Company, your employment may be seconded to whatever company in the MSCI group of companies (collectively, “MSCI Group” or “MSCI”) within the UK as the Company may from time to time determine.

Continuous employment

Your continuous employment with the Company began on January 24, 2000.

Notwithstanding the above, the Company may terminate your employment at any time without notice or payment in lieu of notice if you commit an act of gross misconduct or a  serious breach of your obligations or if you cease to be entitled to work in the United Kingdom.

Ninth Floor | Ten Bishops Square | London, E1 6EG | United Kingdom

Office: +44 20 7618 2000 | F +44 20 7618 2233

MSCI Limited. Registered in England and Wales. Company Number: 03981254.

msci.com

Compensation

Your annualized total target compensation consists of the following components:

Base Salary: Effective January 1, 2021, your annualised base salary shall be £625,000 and paid in monthly instalments on or about the 26th day of each month directly into your bank account, net of any tax and national insurance as appropriate, under the PAYE system. Your annualised base salary for subsequent years will be confirmed to you separately.

Annual Incentive Plan: You are eligible to participate in the Company’s Annual Incentive Plan (AIP) with a bonus target of £900,000 for the year ending December 31, 2021. Your target bonus for subsequent years will be confirmed to you separately. Any bonus payment that may be awarded to you under the AIP will be subject to any tax and national insurance deductions as the Company considers is required by law.

As detailed below, your bonus award under the AIP, if any, will be determined based on your annual performance against the achievement of: (i) company and/or product line financial metrics and (ii) your Key Performance Indicators (KPIs) and leadership effectiveness (including your management engagement score).

o

Company and/or product line financial metrics represent 70% of your overall AIP target bonus. This component of the bonus is non-discretionary and the actual payout is based on the achievement of specific financial metrics. These metrics will be reviewed annually and determined by MSCI in its sole discretion.

o	KPIs and leadership effectiveness represent 20% of your overall AIP target bonus. This portion of the bonus is based entirely on the discretion of your manager.

o	Diversity, Equality, and Inclusion goals represent 10% of your overall AIP target bonus. This portion of the bonus is based entirely on the discretion of your manager.

Bonus awards that you may receive under the AIP may vary significantly from year to year. There is no representation that a bonus award in one year will be comparable to another year. There is no implied term that, if the amount of any bonus award is lower in any subsequent year, MSCI will compensate you for such difference. Under no circumstances is the bonus award under the AIP to be considered part of your base salary or other regular employment income.

From time to time, we review the form and terms of our incentive plans and we reserve the right to amend, change or cancel our plans (or elements thereof) as the Company determines necessary. You will be notified of any material changes by the Company.

Long-Term Incentive Plan (LTIP):  You are eligible to receive a discretionary equity award pursuant to MSCI’s Long Term Incentive Plan. LTIP awards, if any, will be made pursuant to the terms of the MSCI Inc. 2016 Omnibus Incentive Plan (as may be amended from time to time) (together with any successor plan thereto, the “Omnibus Plan”) and will be governed by the terms

Ninth Floor | Ten Bishops Square | London, E1 6EG | United Kingdom

Office: +44 20 7618 2000 | F +44 20 7618 2233

MSCI Limited. Registered in England and Wales. Company Number: 03981254.

msci.com

of the Omnibus Plan and the applicable grant agreements thereunder approved by the Board or the Compensation Committee.

You are eligible for an LTIP target award of $4,000,000 for the year ending December 31, 2021. Your target award for subsequent years will be confirmed to you separately. The LTIP target value represents the baseline or starting point for any LTIP awards and your actual award can be more, or less, than the target value. Your LTIP target value is based, in part, on your level and the size and complexity of your role. The LTIP target dollar value will not necessarily change each year. LTIP awards, if any, will be made pursuant to the terms of the applicable plan and are governed by such plan and applicable grant agreements approved by the Board or Compensation Committee. LTIP awards are also subject to and conditional on applicable legal and regulatory requirements to which the MSCI Group is subject from time-to-time.

Any LTIP awards that you may receive from MSCI will contain certain restrictive covenants, including with respect to non-competition, non-solicitation, non-hire, non-disparagement, notice requirements and other restrictions that you must agree to and comply with as a condition of the award, including after any resignation or termination of your employment with MSCI.  Attached as Exhibit 1 is an example of restrictive covenants contained in MSCI equity awards.

From time to time, we review the form and terms of our incentive plans and we reserve the right to amend, change or cancel our plans (or elements thereof) as the Company determines necessary.  You will be notified of any material changes by the Company.

Bonus Awards, Generally: All bonuses for which you may be eligible, including but not limited to any incentive awards under the AIP, any equity-based award under the Omnibus Plan and/or any other discretionary bonuses, are subject to (i) MSCI’s performance, (ii) your individual performance and conduct in a manner consistent with all MSCI policies and procedures, (iii) you remaining actively employed by the Company and actively providing services to the MSCI Group (and not on any period of paid or unpaid leave) in the period up to the applicable payment date of any incentive award or other discretionary award and/or the grant and vesting dates of any equity award that may be made to you (subject to the terms of the relevant incentive or equity plan rules and unless otherwise provided by applicable law) and (iv) approval by the Compensation and Talent Management Committee (Compensation Committee) of the Company’s Board of Directors (Board). Bonus awards, if any, for a given year (i) may be paid following completion of such year and (ii) are not earned or accrued until the applicable payment date of any incentive award or other discretionary award and/or the grant and vesting dates of any equity award that may be made to you (subject to the terms of the relevant incentive or equity plan rules and unless otherwise provided by applicable law).

Severance Practice

As a member of the Executive Committee, in the event your employment is terminated by the Company for a reason that is not related to your conduct, capability, performance or entitlement to carry out your role (including but not limited to reasons relating to regulatory and/or legal requirements), you will be eligible for a lump sum payment equal to one times the sum of your annual base salary and target AIP bonus, plus, at the Company’s absolute discretion, a prorated

Ninth Floor | Ten Bishops Square | London, E1 6EG | United Kingdom

Office: +44 20 7618 2000 | F +44 20 7618 2233

MSCI Limited. Registered in England and Wales. Company Number: 03981254.

msci.com

AIP bonus for the year of termination based on actual performance in the period up to the date of termination (the “Severance Payment”).

In addition, in the event the Company terminates your employment based on a cause other than gross misconduct, all outstanding LTIP awards will be treated in accordance with, and subject to, the terms set forth in the Omnibus Plan and the applicable grant agreement governing such awards.

Notwithstanding the foregoing, from time to time, we review our severance practices and we reserve the right to amend, change or cancel them (or elements thereof) as the Company determines necessary. You will be notified of any material changes by the Company.

Hours of work

The Company’s normal office hours are 9 a.m. to 5.30 p.m. Mondays to Fridays with an hour for lunch. However, you shall be required to work such additional hours as may be necessary for the proper performance of your duties (and your salary is deemed to include payment for such additional hours).

Place of work

Your principal place of work will be the Company’s premises in London, Ninth Floor, Ten Bishops Square, London, E1 6EG. MSCI has a Future of Work (FOW) policy, which covers role flexibility, under which you may be permitted to work remotely based on business and client priorities, and subject to the rules of the scheme.  The policy does not form part of your terms and conditions of employment, and MSCI reserves the right to review, amend or withdraw the scheme at any time.  Further details are available from the MSCI Future of Work (FOW) Policy.

You may be required to travel within or outside the UK from time to time, and this may involve travelling outside normal business hours.  You will not be required to work continuously outside the UK for periods exceeding one month. Reasonable travel expenses will be reimbursed in accordance with the Company’s expense policy.

Performance of duties

You will, at all times:

(a)	be familiar and comply with the MSCI Code of Conduct and all applicable policies and procedures of the Company and/or the MSCI Group;
(b)

in relation to responsibilities delegated to you, discharge those responsibilities carefully and in an appropriate manner, in accordance with the MSCI Group’s  policies and procedures, any applicable regulatory permissions or approvals, and any other regulatory requirements, including without limitation the FCA’s conduct rules, (as applicable), and ensure that sufficient and prompt information in relation to your performance or further delegation of such responsibilities is provided to your line manager;

Ninth Floor | Ten Bishops Square | London, E1 6EG | United Kingdom

Office: +44 20 7618 2000 | F +44 20 7618 2233

MSCI Limited. Registered in England and Wales. Company Number: 03981254.

msci.com

(c)

take all reasonable steps to ensure that those who you are required to supervise or to whom you may delegate responsibilities undertake their duties in an appropriate manner in accordance with MSCI Group’s policies and procedures, any applicable regulatory permissions or approvals and any other regulatory requirements, including, without limitation, the FCA’s conduct rules (as applicable) and take all steps which are reasonably necessary to ensure their adequate and continued supervision to comply with such obligations;

(d)

comply with all rules, requirements, recommendations, regulations or guidance, as amended from time to time, of any regulatory authority which is relevant to your role and/or to the MSCI Group, including, but not limited to, the FCA’s conduct rules as amended from time to time (as applicable);

(e)

promptly disclose to the Company any wrongdoing or proposed wrongdoing, or breach or suspected breach of any relevant regulatory rules or requirements, including without limitation the FCA’s conduct rules, by any employee, worker, director or other officer of the MSCI Group, including your own wrongdoing, that you may become aware of;

(f)

complete such training and documentation, fulfill such instructions and provide such information as may reasonably be requested to fulfil any MSCI Group regulatory obligations and in order for you to satisfy the regulatory obligations to which you are or may be subject; and

(g)

sign any certifications or confirmations which the Company reasonably requires you to sign relating to your personal obligations under any legislation or regulations affecting you in your position as an employee, director or officer of the MSCI Group.

Employee Warranties & Conditions

It is a condition of your employment that you do not undertake any other paid employment without the express permission of the Company or as otherwise set out in the Employee Handbook or MSCI Code of Conduct.  Such permission will not be unreasonably withheld.

Termination of employment

You may terminate your employment by giving the Company written notice to terminate as follows:

-	Executive Committee: 180 days.

The Company may terminate your employment by giving you written notice to terminate as follows:

-	Executive Committee: 180 days.

The Company reserves the right, in its absolute discretion, to terminate your employment at any time and with immediate effect by notifying you that it is doing so and that the Company will make

Ninth Floor | Ten Bishops Square | London, E1 6EG | United Kingdom

Office: +44 20 7618 2000 | F +44 20 7618 2233

MSCI Limited. Registered in England and Wales. Company Number: 03981254.

msci.com

a payment in lieu of notice to you.  Such payment in lieu of notice will be equal to the basic salary (as at the date of termination) which you would have been entitled to receive under this agreement during the notice period referred to above (or where part of your notice period has been served, the remainder of the notice period) less statutory deductions.

Further details regarding termination of employment and garden leave are set out in section 9 of Part 1 of the Employee Handbook.

Benefits

You will have been enrolled automatically in the MSCI Group Personal Pension Plan from the date you commenced employment unless you confirmed to us that you did not wish to be so. If you have any questions, please contact your local HR representative, Shara Seeyave.

Members who receive a year-end bonus may, at the discretion of the Company, waive part, or all, of the cash component of this into the MSCI Group Personal Pension Plan up to the level of the HMRC allowances. You will receive further information on this as part of the Company’s year-end bonus waiver process.

Subject to the rules of the relevant scheme and if and to the extent that cover is available on normal terms, you are covered by the Company’s Life Assurance, Personal Accident and Disability benefits and are eligible to become a member of the Company’s Medical and Dental Plans.

The above benefit plans are provided at the discretion of the Company, and the Company reserves the right to review, withdraw and amend these plans at any time.

Holiday Entitlement

You are entitled to 30 days’ paid annual leave (plus public holidays) during each calendar year. One day's holiday pay is calculated at a rate of 1/261 of full-time salary (pro-rated for part-time employees).

All holiday arrangements must be communicated to your manager no later than 15 working days before the applicable holiday period. Holiday can only be taken by arrangement with your manager. Any holiday with pay taken without prior authorisation shall be treated as unauthorised and may result in disciplinary action or deduction from pay. Regulations 15(1) to 15(4) of the Working Time Regulations 1998 (“Dates on which leave is taken”) shall not apply to your employment.

You will not normally be permitted to take more than two weeks holiday consecutively.

You can carry over 5 unused holiday days per year if approved by your manager and with proper notification to Human Resources.  Days carried over must be taken by March 31 of the following year. No payment will be made for leave not taken.

Ninth Floor | Ten Bishops Square | London, E1 6EG | United Kingdom

Office: +44 20 7618 2000 | F +44 20 7618 2233

MSCI Limited. Registered in England and Wales. Company Number: 03981254.

msci.com

The Company reserves the right to require you to take all or part of any outstanding holiday entitlement during any period of notice to terminate your employment, including any period of notice during which you are put on garden leave in accordance with clause 9.6 of the Employee Handbook.

Upon the termination of your employment, you will receive a payment representing the holiday with pay which has accrued up to and including the date of termination, less the amount for holiday already taken during that holiday year. Should you have taken more holiday with pay than the accrued entitlement at the date of termination a sum in respect of the excess taken over the amount accrued shall be deducted from any monies due to you by the Company, to which deduction you hereby irrevocably consent. Any such payments in lieu or deductions will be calculated on the basis that a day's holiday is equal to 1/261 of full-time salary (pro-rated for part-time employees).

Further details about holiday entitlement and holiday pay are set out in section 13 of Part 1 of the Employee Handbook.

Sickness Absence

If you cannot attend work because you are sick or injured, you must comply with the notification and certification requirements of the Company’s sickness absence policy, which is contained in the Employee Handbook. This also contains provisions relating to sick pay.

Other paid leave

The Company’s Maternity, Paternity, Adoption and Parental Leave Policies are available from Human Resources but do not form part of the terms and conditions of your employment.

Compliance

You are subject to, and required to comply with, the MSCI Code of Conduct and the relevant MSCI Group Employee Trading Policy, which set out your obligations concerning compliance in further detail.

You understand and agree that as a condition of employment, unless you are granted a waiver in writing by the Legal & Compliance Department you may be required to transfer any brokerage/securities accounts that you may influence or control to a designated institution for surveillance and review by the MSCI Legal & Compliance Department.

Intellectual Property

For the purposes of this letter the following definitions shall apply:

Intellectual Property Rights means (i) copyrights, moral rights, patents, inventions, discoveries, improvements and innovations, know-how, confidential information as defined in the Code of Conduct, database rights, brands, business names, domain names, and rights in trademarks,

Ninth Floor | Ten Bishops Square | London, E1 6EG | United Kingdom

Office: +44 20 7618 2000 | F +44 20 7618 2233

MSCI Limited. Registered in England and Wales. Company Number: 03981254.

msci.com

service marks and designs (whether registered or unregistered), (ii) applications for registration, and the right to apply for registration, and registrations for any of the same, and any renewals, reissues, extensions, continuations or divisions thereof; (iii) rights to use such assets listed in subparagraphs (i) and (ii) above under licences, consents, orders, statutes or otherwise; and (iv) all other intellectual property rights and equivalent or similar forms of protection now or hereafter existing anywhere in the world.

IP Materials means all documents, software, photographic or graphic works of any type, and other materials in any medium or format which are created by or on behalf of you in the course of performing your obligations under the terms and conditions of your employment and which are protected by or relate to Intellectual Property Rights.

Any Intellectual Property Rights created by you, whether alone or with others, arising in the course of your employment or you performing your obligations under the terms and conditions of your employment, whether or not during working hours or by the use of the facilities of the MSCI Group, shall belong to and vest in the Company, and you shall promptly disclose all such Intellectual Property Rights to the Company.

To the extent that ownership of Intellectual Property Rights does not vest in the Company by operation of law, you hereby assign to the Company your entire right, title and interest in all Intellectual Property Rights which arise in the course of performing your obligations under the terms and conditions of your employment (including all present and future copyright, and copyright revivals and extensions).  This assignment shall take effect upon the creation of each of the Intellectual Property Rights but if for any reason this does not occur, you agree that you will hold all such Intellectual Property Rights on trust for the benefit of the Company until such time as it does.

You agree to sign all documents and to do all other acts which the Company requests (at its expense) to enable the Company or its nominee(s) to enjoy the full benefit of these provisions relating to Intellectual Property.  This includes joining in any application, which may be made in the Company’s sole name, for registration of any Intellectual Property Rights (such as a patent, trademark or registered design), and assisting the Company in defending and enforcing such rights during and after your employment with the Company (at the Company’s expense).

You may only use the Intellectual Property Rights and IP Materials to perform your obligations under the terms and conditions of your employment, and shall not disclose any Intellectual Property Rights or IP Materials to any third party without the express prior written consent of the Company.

You waive all moral rights in IP Materials to which you may otherwise be entitled under the law of any relevant jurisdiction and which cannot be vested or assigned to the Company.  To the extent that any moral rights cannot be waived under the laws of any relevant jurisdiction, you agree that you will not enforce such rights.

You shall immediately transfer to the Company all IP Materials in your possession or under your control when the terms and conditions of your employment expire or terminate for any reason, or

Ninth Floor | Ten Bishops Square | London, E1 6EG | United Kingdom

Office: +44 20 7618 2000 | F +44 20 7618 2233

MSCI Limited. Registered in England and Wales. Company Number: 03981254.

msci.com

at any time when the Company requests.  No copies or other record of any IP Materials may be retained by you except with the prior written consent of the Company.

You hereby appoint the Company as your Power of Attorney during your employment or after it has terminated, to do anything and sign or execute any document and generally, to use your name for the purpose of giving the Company the full benefit these provisions relating to Intellectual Property. A certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by these provisions shall be conclusive evidence that such is the case so far as any third party is concerned.

You understand and accept that the remuneration and benefits provided to you by the Company in accordance with the terms and conditions of your employment constitute sufficient consideration to you for the performance of your obligations in these provisions relating to Intellectual Property including, for the avoidance of doubt, the waiver of or covenant not to assert any moral rights that you may have.

The provisions relating to Intellectual Property, and the rights and obligations of you and the Company contained therein, shall survive expiry or termination of your employment for any reason.

Disciplinary and Grievance Procedures

The Disciplinary and Grievance Procedures which are applicable to your employment are set out in Part 3 of the Employee Handbook. These procedures do not form part of your terms and conditions of employment.

If you wish to appeal against a disciplinary decision, please apply in writing to Human Resources in accordance with the Disciplinary Procedure.

If you wish to raise a grievance, please apply in writing to Human Resources in accordance with the Grievance Procedure.

Collective Agreements

There are no Collective Agreements with any trade union in force that affect your terms and conditions of employment.

General

The terms of this letter and any dispute or claim arising out of it or its subject matter or formation shall be governed by and construed in accordance with the laws of England and Wales. You and the Company each irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or clam arising out of or in connection with this letter or its subject matter or formation.

Ninth Floor | Ten Bishops Square | London, E1 6EG | United Kingdom

Office: +44 20 7618 2000 | F +44 20 7618 2233

MSCI Limited. Registered in England and Wales. Company Number: 03981254.

msci.com

Where there is any conflict between the terms of: (i) this letter; and (ii) the Employee Handbook or the Code of Conduct, the terms of this letter shall take precedence.

To indicate your acceptance of the terms and conditions of your employment as set out in this letter, please submit an electronically signed copy of this letter, following which it will be sent to your named witness for signature and submission back to the Human Resources Department. Please note, your named witness must physically witness you signing the contract.

Please contact Shara Seeyave at [EMAIL] should you have any questions.

Yours sincerely,

/s/ Shara L. Seeyave

Shara Seeyave

Executive Director

Human Resources

Ninth Floor | Ten Bishops Square | London, E1 6EG | United Kingdom

Office: +44 20 7618 2000 | F +44 20 7618 2233

MSCI Limited. Registered in England and Wales. Company Number: 03981254.

msci.com

This letter has been executed as a DEED and is delivered and takes effect on the date stated at the beginning of it.

Signed as a DEED by: Baer Pettit	/s/ C.D. Baer Pettit________________
in the presence of:	/s/ Lisa Honeyman________________ Signature of witness
Witness name:	Honeyman Lisa____________________
Witness address:	[ADDRESS]________________________ ___________________________________ ___________________________________ ___________________________________
Witness occupation:	[OCCUPATION]____________________

Ninth Floor | Ten Bishops Square | London, E1 6EG | United Kingdom

Office: +44 20 7618 2000 | F +44 20 7618 2233

MSCI Limited. Registered in England and Wales. Company Number: 03981254.

msci.com

EXHIBIT 1

RESTRICTIVE COVENANTS

All LTIP participants are subject to the provisions of this Exhibit 1, as may be applicable to them pursuant to an MSCI equity award agreement.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the applicable MSCI equity award agreement.

Section 1.Confidential Information; Assignment of Inventions.

(a)During your employment or service with the Company and at all times thereafter, you agree to keep secret and retain in strictest confidence and trust for the sole benefit of the Company, and shall not disclose, directly or indirectly, or use for your benefit or the benefit of others, without the prior written consent of the Company, any Confidential Information.

(b)In the event of a termination of your employment or service with the Company for any reason, you shall deliver to MSCI all documents and data containing or pertaining to the Confidential Information and shall not retain or take with you any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items containing or relating to the Confidential Information.  Nothing contained in this Section 1 of this Exhibit 1 shall prohibit you from disclosing Confidential Information if such disclosure is required by law, governmental process or valid legal process.

(c)Unless you are reporting a possible violation of law to a governmental entity or law enforcement, making a disclosure that is protected under the whistleblower protections of applicable law and/or participating in a governmental investigation, in the event that you are legally compelled to disclose any of the Confidential Information, you shall provide MSCI with prompt written notice so that MSCI, at its sole cost and expense, may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 1 of this Exhibit 1.  If such protective order or other remedy is not obtained, or if the Company waives compliance with the provisions of this Section 1, you shall furnish only that portion of the Confidential Information that you in good faith believe is legally required to be disclosed. In addition to the foregoing, and subject to the second preceding sentence, you hereby agree to comply with the requirements of any and all agreements that you have entered into, or may in the future enter into, with the Company with respect to the use or disclosure of any of the Confidential Information.

(d)All Inventions shall be the exclusive property of the Company, and you hereby irrevocably assign all right, title and interest in and to all Inventions to the Company.  You shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents that the Company may deem necessary to protect or perfect the rights of the Company therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein.  You hereby appoint the Company as your attorney-in-fact to execute on your behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

Ninth Floor | Ten Bishops Square | London, E1 6EG | United Kingdom

Office: +44 20 7618 2000 | F +44 20 7618 2233

MSCI Limited. Registered in England and Wales. Company Number: 03981254.

msci.com

Section 2.Non-Compete.  During your employment or service with the Company and for a period of one year following the termination of your employment or service with the Company for any reason (the “Non-Compete Restricted Period”), you shall not, without the consent of the Company, directly or indirectly, provide services to, accept employment with, be a consultant or advisor to, form, lend financial support to, own any interest in (other than shares of a publicly traded company that represent less than 1% of the outstanding shares) or otherwise enter into any arrangement with, or engage in any activity for or on behalf of, any Competitor (as defined below).  Notwithstanding the foregoing, you shall not be in violation of this Section 2 following the termination of your employment or service with the Company to the extent that you provide Permitted Services to a Permitted Business (in each case, as defined below).

Section 3.Non-Solicit and No-Hire. During your employment or service with the Company and for a period of two years following the termination of your employment or service with the Company for any reason (the “Non-Solicit Restricted Period”), you shall not, directly or indirectly, (a) solicit or encourage any employee of the Company to terminate his or her employment with the Company, (b) hire any employee of the Company prior to the date on which such person has not been employed by the Company or any of its Subsidiaries for a period of at least one year or (c) induce or attempt to induce any customer, client, supplier, vendor, licensee or other business relationship of the Company to cease doing or reduce their business with the Company, or in any way interfere with the relationship between the Company and any customer, client, supplier, licensee or other business relationship of the Company.

Section 4.Non-Disparagement. At all times during your employment or service with the Company and after termination of your employment or service with the Company for any reason, you will not knowingly make any statement, written or oral, that would disparage the business or reputation of the Company or its officers, managers, directors or employees. It will not be a violation of this Section 4 for you to make truthful statements, under oath, as required by law, to a governmental or regulatory entity or law enforcement agency or as part of a litigation or administrative agency proceeding.

Section 5.Certain Remedies. You acknowledge that the terms of this Exhibit 1 are reasonable and necessary in light of your unique position, responsibility and knowledge of the operations of the Company and the unfair advantage that your knowledge and expertise concerning the business of the Company would afford a competitor of the Company and are not more restrictive than necessary to protect the legitimate interests of the Company. If the final judgment of a court of competent jurisdiction, or any final non-appealable decision of an arbitrator in connection with a mandatory arbitration, declares that any term or provision of this Exhibit 1 or the Award Agreement is invalid or unenforceable, the parties agree that the court or arbitrator making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Exhibit 1 and the Award Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.  You acknowledge that the Company and its shareholders would be irreparably harmed by any breach of this Exhibit 1 and that there would be no adequate remedy at law or in damages to compensate the Company and its shareholders for any such breach.  You agree that MSCI shall be entitled to

Ninth Floor | Ten Bishops Square | London, E1 6EG | United Kingdom

Office: +44 20 7618 2000 | F +44 20 7618 2233

MSCI Limited. Registered in England and Wales. Company Number: 03981254.

msci.com

injunctive relief, without having to post bond or other security, requiring specific performance by you of your obligations in this Exhibit 1 in addition to any other remedy to which the Company is entitled at law or in equity, and you consent to the entry thereof. You agree that the Non-Compete Restricted Period and the Non-Solicit Restricted Period, as applicable, shall be extended by any and all periods during which you are in breach of this Exhibit 1.

Section 6.Definitions. For purposes of this Exhibit 1 and the Award Agreement, the following terms shall have the following meanings:

“Competitor” means any person, entity or business that is engaged in, or that owns a significant equity, voting, financial or other interest in an entity that is engaged in, one or more Competing Businesses.

“Competing Business” means any business or activity that competes with the MSCI Business or is reasonably anticipated to compete with the MSCI Business.

“Confidential Information” means all proprietary or confidential matters or trade secrets of, and confidential and competitively valuable information concerning, the Company (whether or not such information is in written form and whether or not its marked confidential). Without limiting the generality of the foregoing, Confidential Information shall include: information concerning organization and operations, business and affairs; formulae, processes, technical data; “know-how”; flow charts; computer programs and computer software; access codes or other systems of information; algorithms; technology and business processes; business, product or marketing plans or strategies; sales and other forecasts; financial information or financing/financial projections; lists of clients or customers or potential clients or customers; details of client or consultant contracts; supplier or vendor lists or arrangements; business acquisition or disposition plans; employee information, new personnel acquisition plans and information relating to compensation and benefits; budget information and procedures; research products; research and development; all data, concepts, ideas, findings, discoveries, developments, programs, designs, inventions, improvements, methods, practices and techniques, whether or not patentable, relating to present or planned future activities or products or services; and public information that becomes proprietary as a result of the Company’s compilation of that information for use in its business; provided, however, that the Confidential Information shall in no event include (x) any Confidential Information which was generally available to the public at the time of disclosure by you or (y) any Confidential Information which becomes publicly available other than as a consequence of the breach by you of your confidentiality obligations hereunder or under any other confidentiality agreement you have entered into with the Company, including, but not limited, the MSCI Code of Ethics and Business Conduct.

“Inventions” means, collectively, all rights to discoveries, inventions, improvements and innovations, copyright and copyrightable materials (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark or reduced to writing, that you may discover, invent or originate during your employment or service with the Company or any predecessor entity, either alone or with others and whether or not during working hours or by the use of the facilities of the Company.

Ninth Floor | Ten Bishops Square | London, E1 6EG | United Kingdom

Office: +44 20 7618 2000 | F +44 20 7618 2233

MSCI Limited. Registered in England and Wales. Company Number: 03981254.

msci.com

“MSCI Business” means any business, or part thereof, engaged in, contemplated or actively planned by the Company as of the date of your termination of employment that you were actively involved in, provided services to, or participated in the planning of, during your employment with the Company.

“Permitted Business” means (i) any  Competing Business of the applicable Competitor that is (A) an immaterial part of the overall business of the applicable Competitor and (B) not a significant competitor of the MSCI Business or reasonably anticipated to become a significant competitor of the MSCI Business, as determined in good faith by the Committee or (ii) any other business or activity of the applicable Competitor that is not a Competing Business.

“Permitted Services” means employment, engagement or the provision of assistance or services that (i) are solely administrative in nature, (ii) do not include any aspect of the operation, strategy, supervision, compliance or regulation of any Competing Business (including, without limitation, assistance or services relating to information technology, data, operations, product management, research, client coverage and support, compensation, recruiting, and marketing assistance and management) and (iii) with respect to any assistance or services to, or in support of, a Competing Business, are an immaterial portion of your overall job responsibilities to the applicable Competitor.

Ninth Floor | Ten Bishops Square | London, E1 6EG | United Kingdom

Office: +44 20 7618 2000 | F +44 20 7618 2233

MSCI Limited. Registered in England and Wales. Company Number: 03981254.

msci.com